EXHIBIT 23.0


       CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-44999 and 333-62217 and on Form S-3 Nos. 333-64915 and 333-119698 of Ocwen Financial Corporation of our report dated March 15, 2005 with respect to our opinion on the consolidated financial statements, except as to the effects of reclassification of 2004, 2003, and 2002 amounts for reportable segments as discussed in Notes 8, 10, and 26, as to which the date is September 15, 2005, and May 2, 2005 with respect to our opinions relating to internal control over financial reporting, which appears in this Current Report on Form 8-K.


/s/ PRICEWATERHOUSECOOPERS LLP
------------------------------
PricewaterhouseCoopers LLP
West Palm Beach, Florida
September 15, 2005